Filed Pursuant to Rule 433
                                                         File No.: 333-143757-01

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and the offering. You may get these documents at no charge by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus at no charge if you request by calling toll-free 1-877-858-5407.

                        THE SERIES 2007-PA5 CERTIFICATES

                 Initial      Pass-   Exchangeable/
  Class or      Principal    Through  Exchangeable
  Component     Balance(1)    Rate      REMIC(2)             Principal Types                  Interest Types             CUSIP
----------------------------------------------------------------------------------------------------------------------------------
Offered Certificates
Class I-A-1    $616,448,000   6.250%       ER      Super Senior, Pass-Through              Fixed Rate                  949922 AA6
Class I-A-2     $35,960,000   6.250%       N/A     Super Senior Support, Pass-Through      Fixed Rate                  949922 AB4
Class I-A-3    $582,201,000   6.250%        E      Super Senior, Pass-Through              Fixed Rate                  949922 AC2
Class I-A-4     $34,247,000   6.250%        E      Super Senior/Super Senior Support,(3)   Fixed Rate                  949922 AD0
                                                   Pass-Through
Class I-A-5    $547,953,000   6.250%        E      Super Senior, Pass-Through              Fixed Rate                  949922 AE8
Class I-A-6     $68,495,000   6.250%        E      Super Senior/Super Senior Support,(3)   Fixed Rate                  949922 AF5
                                                   Pass-Through,
Class I-A-7    $308,224,000   6.000%        E      Super Senior, Pass-Through              Fixed Rate                  949922 AG3
Class I-A-8    $308,224,000   6.500%        E      Super Senior, Pass-Through              Fixed Rate                  949922 AH1
Class I-A-9    $616,448,000   6.000%        E      Super Senior, Pass-Through              Fixed Rate                  949922 AJ7
Class I-A-10      (4)         0.250%        E      Senior, Notional Amount                 Fixed Rate, Interest Only   949922 AK4
Class I-A-11   $550,400,000     (5)         E      Super Senior, Pass-Through              Floating Rate               949922 AL2
Class I-A-12    $66,048,000     (5)         E      Super Senior, Pass-Through              Inverse Floating Rate       949922 AM0
Class I-A-13      (4)           (5)         E      Senior, Notional Amount                 Inverse Floating Rate,      949922 AN8
                                                                                           Interest Only
Class I-A-14   $411,598,000   6.250%        E      Super Senior, Sequential Pay            Fixed Rate                  949922 AP3
Class I-A-15    $81,560,000   6.250%        E      Super Senior, Sequential Pay            Fixed Rate                  949922 AQ1
Class I-A-16   $123,290,000   6.250%        E      Super Senior, Lockout                   Fixed Rate                  949922 AR9
Class I-A-R            $100   6.250%       N/A     Senior, Sequential Pay                  Fixed Rate                  949922 AS7
Class II-A-1    $31,779,000   6.000%       N/A     Super Senior, Pass-Through              Fixed Rate                  949922 AT5
Class II-A-2     $1,034,000   6.000%       N/A     Super Senior Support, Pass-Through      Fixed Rate                  949922 AU2
Class A-PO        (6)         0.000%       N/A     Senior, Component                       Principal Only              949922 AV0
Class B-1       $15,636,000     (7)        N/A     Subordinated                            Variable Rate               949922 AW8
Class B-2        $6,182,000     (7)        N/A     Subordinated                            Variable Rate               949922 AX6
Class B-3        $2,909,000     (7)        N/A     Subordinated                            Variable Rate               949922 AY4
Components
Class I-A-PO     $6,908,739   0.000%       N/A     Ratio Strip                             Principal Only
Class II-A-PO      $596,030   0.000%       N/A     Ratio Strip                             Principal Only
Non-Offered Certificates
Class B-4        $5,091,000     (7)        N/A     Subordinated                            Variable Rate               949922 AZ1
Class B-5        $1,818,000     (7)        N/A     Subordinated                            Variable Rate               949922 BA5
Class B-6        $2,909,802     (7)        N/A     Subordinated                            Variable Rate               949922 BB3


----------------------------

(1) Approximate. The initial principal balance shown for a class of exchangeable REMIC certificates or exchangeable certificates represents the approximate maximum initial principal balance of such class. The maximum initial principal balance of a class of exchangeable REMIC certificates represents the initial principal balance of such class prior to any exchanges. The maximum initial principal balance of a class of exchangeable certificates represents the maximum principal balance of such class that could be issued in an exchange. The initial principal balances and maximum initial principal balances are subject to adjustment.

(2) Exchangeable certificates are designated as "E" and exchangeable REMIC certificates are designated as "ER" in the table above. Each of the classes designated with an "E" or an "ER" is exchangeable, in combination with other classes or individually as specified in Schedule I to this prospectus supplement, for certain other class or classes of certificates.

(3) While the Class I-A-2 Certificates are outstanding, the Class I-A-4 and Class I-A-6 Certificates will have the characteristics of super senior certificates. After the principal balance of the Class I-A-2 Certificates has been reduced to zero, the Class I-A-4 and Class I-A-6 Certificates will have the characteristics of super senior support certificates.

(4) The Class I-A-10 and Class I-A-13 Certificates are interest only certificates and have no principal balance. The maximum initial notional amounts are expected to be approximately $616,448,000 and $154,112,000, respectively. The maximum initial notional amount of a class of exchangeable certificates represents the maximum notional amount that could be issued in an exchange.

(5) The following table describes the methodology for determining the pass-through rate for each class of floating rate and inverse floating rate certificates.

                          Initial Pass-           Pass-Through                Minimum         Maximum Pass-
        Class              Through Rate           Rate Formula           Pass-Through Rate     Through Rate
     ----------------------------------------------------------------------------------------------------------
     Class I-A-11             5.400%             LIBOR + 0.400%                0.400%             7.000%
     Class I-A-12             9.600%        39.600% - (LIBOR x 6.0)            0.000%            39.600%
     Class I-A-13             1.600%             6.600% - LIBOR                0.000%             6.600%

(6) The Class A-PO Certificates will be deemed for purposes of the distribution of principal to consist of two components as described in the table. The components are not severable.

(7) The Class B Certificates will accrue interest each month at a per annum rate equal to the weighted average (based on the group subordinate amount for each loan group) of 6.250% for the first loan group and 6.000% for the second loan group. For the initial distribution date in November 2007, this rate is expected to be approximately 6.238% per annum.

   Allocation of Amount to be Distributed on the Class A Non-PO Certificates

   The allocation of the Class A Non-PO Principal Distribution Amount to the Class of Exchangeable REMIC Certificates will be made assuming no exchanges have ever occurred.

   Group I-A Certificates

   On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount for the Group I-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group I-A Certificates, sequentially, as follows:

   first, to the Class I-A-R Certificates; and

   second, concurrently, to the Class I-A-1 and Class I-A-2 Certificates, pro rata.

   Group II-A Certificates

   On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount for the Group II-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group II-A Certificates, concurrently, to the Class II-A-1 and Class II-A-2 Certificates, pro rata.

   Calculation and Allocation of Amount to be Distributed on the Classes of Exchangeable Certificates

   In the event that all or a portion of the Exchangeable REMIC Certificates is exchanged for a proportionate portion of an Exchangeable Combination, such Exchangeable Combination will receive its proportionate share of the principal distributions otherwise payable to the Exchangeable REMIC Certificates. Such amount will then be distributed to the individual Classes of Exchangeable Certificates included in such Exchangeable Combination in the order of priority assigned to such Classes as set forth below.

   Exchangeable Combination 1

   On each Distribution Date the amount distributable to Exchangeable Combination 1 (as set forth on Schedule I) will be distributed, concurrently, to the Class I-A-3 and Class I-A-4 Certificates, in proportion to each Class's Maximum Principal Balance.

   Exchangeable Combination 2

   On each Distribution Date the amount distributable to Exchangeable Combination 2 (as set forth on Schedule I) will be distributed, concurrently, to the Class I-A-5 and Class I-A-6 Certificates, in proportion to each Class's Maximum Principal Balance.

   Exchangeable Combination 3

   On each Distribution Date the amount distributable to Exchangeable Combination 3 (as set forth on Schedule I) will be distributed, concurrently, to the Class I-A-7 and Class I-A-8 Certificates, in proportion to each Class's Maximum Principal Balance.

   Exchangeable Combination 4

   On each Distribution Date the amount distributable to Exchangeable Combination 4 (as set forth on Schedule I) will be distributed in reduction of the Maximum Principal Balance of the Class I-A-9 Certificates.

   Exchangeable Combination 5

   On each Distribution Date the amount distributable to Exchangeable Combination 5 (as set forth on Schedule I) will be distributed, concurrently, to the Class I-A-11 and Class I-A-12 Certificates, in proportion to each Class's Maximum Principal Balance.

   Exchangeable Combination 6

   On each Distribution Date the amount distributable to Exchangeable Combination 6 (as set forth on Schedule I) will be distributed, sequentially, as follows:

   first, to the Class I-A-16 Certificates, up to the Priority Amount for such Distribution Date; and

   second, sequentially, to the Class I-A-14, Class I-A-15 and Class I-A-16 Certificates.

   The "Priority Amount" for any Distribution Date means the product of (i) the Priority Percentage, (ii) the Shift Percentage and (iii) the portion of the Class A Non-PO Principal Distribution Amount for the Group I-A Certificates available to be distributed on the Class I-A-1 Certificates on such Distribution Date.

   The "Priority Percentage" on any Distribution Date means the Maximum Principal Balance of the Class I-A-16 Certificates divided by the sum of the Maximum Principal Balances of the Class I-A-14, Class I-A-15 and Class I-A-16 Certificates.

   The "Shift Percentage" for any Distribution Date will be the percentage indicated below:

               Distribution Date Occurring In                  Shift Percentage
------------------------------------------------------------- ------------------
November 2007 through October 2012                                    0%
November 2012 through October 2013                                   30%
November 2013 through October 2014                                   40%
November 2014 through October 2015                                   60%
November 2015 through October 2016                                   80%
November 2016 and thereafter                                        100%

   Any amounts of principal distributed on a Distribution Date to any Class of Exchangeable Certificates will be allocated among the outstanding Certificates of such Class pro rata in accordance with their respective Percentage Interests.

                                   SCHEDULE I

                              EXCHANGEABLE SCHEDULE

------------------------------------------------- ----------------------------------------------------
        Exchangeable REMIC Certificates                        Exchangeable Certificates
        -------------------------------                        -------------------------
----------------------- ------------------------- ------------------------- --------------------------
                            Maximum Initial                                      Maximum Initial
                          Principal Balance or                                Principal Balance or
     Exchangeable           Maximum Initial             Exchangeable        Maximum Initial Notional
     REMIC Class           Notional Amount(1)            Combination                Amount(1)
----------------------- ------------------------- ------------------------- --------------------------
----------------------- ------------------------- ------------------------- --------------------------
         REMIC                                          Exchangeable
     Combination 1                                     Combination 1
----------------------- ------------------------- ------------------------- --------------------------
        I-A-1                 $616,448,000                 I-A-3                  $582,201,000
----------------------- ------------------------- ------------------------- --------------------------
                                                           I-A-4                   $34,247,000
----------------------- ------------------------- ------------------------- --------------------------

----------------------- ------------------------- ------------------------- --------------------------
         REMIC                                          Exchangeable
     Combination 2                                     Combination 2
----------------------- ------------------------- ------------------------- --------------------------
        I-A-1                 $616,448,000                 I-A-5                  $547,953,000
----------------------- ------------------------- ------------------------- --------------------------
                                                           I-A-6                   $68,495,000
----------------------- ------------------------- ------------------------- --------------------------

----------------------- ------------------------- ------------------------- --------------------------
         REMIC                                          Exchangeable
     Combination 3                                     Combination 3
----------------------- ------------------------- ------------------------- --------------------------
        I-A-1                 $616,448,000                 I-A-7                  $308,224,000
----------------------- ------------------------- ------------------------- --------------------------
                                                           I-A-8                  $308,224,000
----------------------- ------------------------- ------------------------- --------------------------

----------------------- ------------------------- ------------------------- --------------------------
         REMIC                                          Exchangeable
     Combination 4                                     Combination 4
----------------------- ------------------------- ------------------------- --------------------------
        I-A-1                 $616,448,000                 I-A-9                  $616,448,000
----------------------- ------------------------- ------------------------- --------------------------
                                                           I-A-10                 $616,448,000
----------------------- ------------------------- ------------------------- --------------------------

----------------------- ------------------------- ------------------------- --------------------------
         REMIC                                          Exchangeable
     Combination 5                                     Combination 5
----------------------- ------------------------- ------------------------- --------------------------
        I-A-1                 $616,448,000                 I-A-11                 $550,400,000
----------------------- ------------------------- ------------------------- --------------------------
                                                           I-A-12                  $66,048,000
----------------------- ------------------------- ------------------------- --------------------------
                                                           I-A-13                 $154,112,000
----------------------- ------------------------- ------------------------- --------------------------

----------------------- ------------------------- ------------------------- --------------------------
         REMIC                                          Exchangeable
     Combination 6                                     Combination 6
----------------------- ------------------------- ------------------------- --------------------------
        I-A-1                 $616,448,000                 I-A-14                 $411,598,000
----------------------- ------------------------- ------------------------- --------------------------
                                                           I-A-15                  $81,560,000
----------------------- ------------------------- ------------------------- --------------------------
                                                           I-A-16                 $123,290,000
----------------------- ------------------------- ------------------------- --------------------------

----------------------- ------------------------- ------------------------- --------------------------


(1) Except as otherwise indicated, Exchangeable REMIC Certificates and Exchangeable Certificates in any combination may be exchanged only in the proportion that the Maximum Initial Principal Balances or Maximum Initial Notional Amounts of the indicated Classes bear to one another as shown above.